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                                                                    EXHIBIT 23.8

               CONSENT OF INDEPENDENT PETROLEUM RESERVE ENGINEERS

     Williamson Petroleum Consultants, Inc. hereby consents to the inclusion in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 (the "Registration Statement") filed by HS Resources, Inc. in connection with its issuance of its Common Stock pursuant to the Amended and Restated Agreement and Plan of Merger, dated April 29, 1996, among HS Resources, Inc., HSR Acquisition, Inc., and Tide West Oil Company, and in the HS Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 1995 (which Form 10-K is incorporated by reference into the Registration Statement) of portions of our review letter entitled "Review of Oil and Gas Reserves and Associated Net Revenues to the Interests of HS Resources, Inc. as Prepared by HS Resources, Inc., Effective December 31, 1995, Constant Pricing Economics, Williamson Project 5.8339" dated February 13, 1996, with respect to the oil and gas reserves of HS Resources, Inc. and the associated future net revenues, for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts" in said Joint Proxy Statement/Prospectus.

                                  [SIGNATURE]
                     WILLIAMSON PETROLEUM CONSULTANTS, INC.

Houston, Texas
May 1, 1996